Exhibit 99.1

Specialty Laboratories Announces Fourth Quarter and

Full-Year 2003 Results

Year-over-year growth in fourth quarter testing volumes provides platform for return to profitability in 2004

Santa Monica, Calif., February 18, 2004 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the fourth quarter and full year ended December 31, 2003.

For the fourth quarter 2003, net revenue was $30.5 million, compared to $29.9 million for the fourth quarter 2002.  This resulted in a loss of $0.03 per diluted share, compared to a loss per diluted share of $0.18 for the fourth quarter of 2002.  The loss in the fourth quarter of 2002 included non-recurring charges of approximately $1.4 million, or $0.04 per share, and tax adjustments of $0.03 per share.  Excluding these non-recurring charges, the year-over-year loss declined more than 70 percent.

Testing volume for the fourth quarter of 2003, as measured by patient accessions, was approximately 628,000, increasing more than 2 percent from the approximately 614,000 accessions of the year-ago quarter.  This represents the first year—over-year increase since the business challenges Specialty encountered in 2002.  Business in the fourth quarter of 2002 still included testing volumes from Unilab Corporation (Unilab), which had been our largest customer prior to its acquisition by Quest Diagnostics, Inc. in February 2003.

Specialty expects that revenue for the full year 2004 will be in the range of $130 million to $136 million, and that the Company will return to a modest profit in the year.  For the first quarter 2004, Specialty expects test volumes to exceed 650,000 accessions.

“We are pleased by the year-over-year growth in testing volumes and sound execution of the fourth quarter,” noted Douglas S. Harrington, MD, chief executive officer of Specialty Laboratories.  “New business activity remains strong, giving us confidence that we can continue to build on our solid financial foundation and return to modest profitability in 2004.”

“Our ongoing commitment to service quality and scientific excellence is exemplified by our planned relocation to a new, state-of-the-art facility in Valencia, CA beginning later in 2004.  Specialty is in an excellent position to manage the one-time costs associated with the move and looks forward to settling into our new home.  We believe the new facility will provide valuable benefits to our clients and improve our operational efficiency.”

Financial Highlights

The growth in revenues for the fourth quarter resulted from a modest year-over-year growth in testing volume.  Accessions for the fourth quarter were approximately 628,000, reflecting an increase of approximately two percent compared to the year ago quarter and essentially consistent with volumes from the third quarter 2003.

This revenue growth was accomplished while experiencing a significant decline in referral testing work sent to Specialty by Unilab, which began in the fourth quarter of 2002.  Revenues from Unilab in the fourth quarter 2003, when compared to the fourth quarter 2002, declined more than $2.4 million.

Costs of services were $21.6 million in the fourth quarter of 2003, a decrease of $1.1 million, or approximately 5 percent, from the prior year’s fourth quarter.  The year-over-year decrease resulted primarily from a decrease in outsourcing costs, along with reduced distribution and clinical laboratory labor costs. Costs of services are expected to increase in the next quarter as a function of volume growth.

Selling, general and administrative expenses (S,G&A) were $10.0 million in the fourth quarter of 2003, a decrease of approximately $1.5 million, or 13 percent, from the prior year’s fourth quarter.  This reduction reflects the impact of ongoing expense management, and includes the benefit from a $0.3 million reduction in depreciation.  These expenses are expected to increase in the next quarter as the Company invests in information technologies and sales and marketing to support future growth and anticipates the impact from an environment of rising insurance costs.

As a result of the above factors, Specialty incurred an operating loss of $1.2 million in the fourth quarter of 2003 compared to an operating loss of nearly $5.7 million in the fourth quarter of 2002, a 79 percent improvement.  The fourth quarter 2002 included certain one-time charges of approximately $1.4 million, or $0.04 per diluted share, primarily for restructuring costs and charges related to regulatory matters.  In addition, the company incurred tax adjustments of approximately $0.03 per diluted share last year.  The resultant loss per diluted share was $0.03 in the fourth quarter 2003 as compared to $0.18 in the fourth quarter of 2002.  Excluding these non-recurring adjustments, the 2002 loss was $0.11 per diluted share.

Year End Results

For the fiscal year end of December 31, 2003, net revenue was $119.7 million, compared to $140.2 million for the full year of 2002, resulting in loss per diluted share of $0.29, compared to loss per diluted share of $0.61 for the full year of 2002. In 2002, Specialty incurred significant one time costs related to its regulatory matters and subsequent restructuring.  Testing volume declined from approximately 2.9 million in full year 2002 to nearly 2.5 million in full year 2003, a decrease of more than 13 percent.  These full year results reflect the loss of business relating to the regulatory issues the company experienced in the second quarter of 2002, and which were resolved in July 2002.  In addition, 2003 results were impacted by the loss of clinical testing work referred to Specialty by Unilab, which had been our largest customer prior to its acquisition by Quest Diagnostics in February 2003.  For the year 2003, Unilab contributed less than 3 percent of total revenues, while exceeding 10 percent in 2002.

Specialty’s balance sheet remained strong.  Cash and investments were approximately $36.7 million on December 31, 2003, compared to $40.9 million at year-end 2002.  The cash decline resulted primarily from capital expenditures of $12.3 million in 2003, primarily for our Valencia facility and IT infrastructure. Cash from operations contributed $2.3 million in 2003, compared to a cash use of $1.4 million in 2002, while annual depreciation and amortization was approximately $6.3 million and $7.0 million, respectively.  Accounts receivable improved during the year, as days sales outstanding declined to 68 days at year-end 2003, compared to more than 71 at the prior year-end.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on February 18, 2004 at 5:15 PM Eastern.  A replay of the call will be accessible on this site through the close of business on February 18, 2005.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specialized testing needs.  Because of Specialty’s focus on high complexity, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: (a) Specialty’s ability to return to profitability in 2004; (b) the range of Specialty’s expected revenue for the full year 2004; (c) anticipated levels and growth of accession volumes; (d) our ability to successfully complete a relocation to our new facility in Valencia, California, and the valuable benefits and improvements our operational efficiency the new facility is expected to bring; and (e) anticipated increases in cost of services and selling, general and administrative expenses. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

(Tables follow.)

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Dollar amounts in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2003	2002	2003

Net revenue	$29,884	$30,459	$140,150	$119,653
Costs and expenses:
Costs of services	22,732	21,598	104,379	86,095
Selling, general and administrative (exclusive of stock-based compensation charges)	11,473	10,024	51,248	43,464
Stock-based compensation charges	(19)	13	(28)	65
Restructuring charge	982	—	5,050	—
Charge related to regulatory matters	400	—	2,253	—
Total costs and expenses	35,568	31,635	162,902	129,624

Operating loss	(5,684)	(1,176)	(22,752)	(9,971)

Interest income	(274)	(186)	(1,664)	(735)
Interest expense	24	(32)	209	14

Loss before income taxes (benefits)	(5,434)	(958)	(21,297)	(9,250)

Provision for income taxes (benefits)	(1,517)	(200)	(7,912)	(2,889)

Net loss	$(3,917)	$(758)	$(13,385)	$(6,361)

Basic loss per common share	$(0.18)	$(0.03)	$(0.61)	$(0.29)

Diluted loss per common share	$(0.18)	$(0.03)	$(0.61)	$(0.29)

Basic shares	21,991	22,438	21,814	22,250
Diluted shares (a)	21,991	22,438	21,814	22,250

(a)  Potentially dilutive common shares are excluded from the diluted loss per common share calculation because they are anti-dilutive.

Specialty Laboratories, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31, 2002	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$22,405	$27,563
Short-term investments	9,247	9,104
Accounts receivable, net	22,597	22,239
Refundable income taxes	8,491	126
Deferred income taxes	1,870	1,155
Inventory	1,893	2,729
Prepaid expenses and other assets	2,410	2,680
Total current assets	68,913	65,596

Property and equipment, net	55,152	61,535
Long-term investments	9,222	—
Deferred income taxes	168	5,029
Goodwill, net	5,655	5,655
Other assets	4,197	4,738
	$143,307	$142,553
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,052	$8,834
Accrued liabilities	9,313	6,261
Total current liabilities	17,365	15,095
Long-term debt	—	5,019
Other long-term liabilities	2,208	1,939
Commitments and contingencies
Shareholders’ equity:
Common stock	99,790	103,005
Retained earnings	23,797	17,436
Deferred stock-based compensation	(94)	(13)
Accumulated other comprehensive income	241	72
Total shareholders’ equity	123,734	120,500
	$143,307	$142,553

Contact:

Greg Mann

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com